  As filed with the Securities and Exchange Commission on September 20, 2001
                                           Registration Statement No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------
                          MICROSTRATEGY INCORPORATED
            (Exact name of registrant as specified in its charter)

                                ---------------

                     Delaware                                          51-0323571
 (State or other jurisdiction of incorporation or             (I.R.S. Employer Identification No.)
                  organization)

                           1861 International Drive
                            McLean, Virginia 22102
                                (703) 848-8600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                             Mr. Michael J. Saylor
                            Chief Executive Officer
                          MicroStrategy Incorporated
                           1861 International Drive
                            McLean, Virginia 22102
                                (703) 848-8600

                                   Copy to:

                             Thomas S. Ward, Esq.
                               Hale and Dorr LLP
                                60 State Street
                          Boston, Massachusetts 02109
                                (617) 526-6000

                                ---------------

  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-____ .

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333- _______.

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

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                                                       Proposed
                                          Proposed     Maximum
                            Amount        Maximum     Aggregate   Amount of
 Title of Shares to be       to be     Offering Price  Offering  Registration
       Registered        Registered(1)  Per Share(2)   Price(2)     Fee(3)
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Class A Common Stock,
 $.001 par value per
 share.................    3,500,000       $1.775     $6,212,500  $1,553.13
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(1) Shares of class A common stock that may be offered pursuant to this registration statement consist of 3,500,000 shares of class A common stock issued to the selling stockholders in exchange for their shares of series A preferred stock of the registrant's subsidiary, Strategy.com Incorporated.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on September 17, 2001.
(3) Pursuant to Rule 457(p) of the Securities Act, the registrant hereby offsets against the filing fee required in connection with this registration statement $1,553.13 of the filing fee of $292,182 paid by the registrant in connection with the registration statement on Form S-3 (File No. 333-31402), filed by the registrant on February 24, 2000 and withdrawn on March 22, 2000. Accordingly, no filing fee has been submitted herewith.

                                ---------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities or accept an offer to buy these securities until + +the registration statement filed with the Securities and Exchange Commission + +is effective. This prospectus is not an offer to sell these securities and it + +is not soliciting an offer to buy these securities in any state where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                Subject to completion, dated September 20, 2001

PROSPECTUS

                           MICROSTRATEGY INCORPORATED

                    3,500,000 Shares of Class A Common Stock

                                  -----------

  The shares of class A common stock described in this prospectus consist of 3,500,000 shares of class A common stock issued to the selling stockholders in exchange for their shares of series A preferred stock of our subsidiary, Strategy.com Incorporated.

  The selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. More detailed information concerning the distribution of the shares is contained in the section of this prospectus entitled "Plan of Distribution" which begins on page 16.

  The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are paying expenses relating to the registration of the shares with the Securities and Exchange Commission. We have also agreed to indemnify the selling stockholders against various liabilities.

  We will not receive any of the proceeds from the sale of the shares.

  We have filed a registration statement for the resale of 25,563,896 shares of class A common stock by various selling stockholders, which were issued in exchange for our series A preferred stock or are issuable upon conversion of or as dividends on our series B preferred stock, series C preferred stock, series D preferred stock and series E preferred stock. These 25,563,896 shares are not offered by means of this prospectus. These shares may be sold by the selling stockholders from time to time, including concurrently with the offering made pursuant to this prospectus.

  The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Our class A common stock is traded on the Nasdaq National Market under the symbol "MSTR." On September 17, 2001, the closing sale price of our class A common stock on Nasdaq was $2.05 per share.

                                  -----------

  Investing in our class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

                                  -----------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                   The date of this prospectus is    , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where to Find More Information.............................................   3

Incorporation of Certain Documents By Reference............................   3

Special Note Regarding Forward-Looking Information.........................   4

Business...................................................................   4

Risk Factors...............................................................   5

Use of Proceeds............................................................  15

Selling Stockholders.......................................................  15

Plan of Distribution.......................................................  16

Legal Matters..............................................................  18

Experts....................................................................  18

                               ----------------

  We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                        WHERE TO FIND MORE INFORMATION

  We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on Nasdaq. Reports, proxy statements and other information concerning MicroStrategy may be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding MicroStrategy and the common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the sale of all the shares covered by this prospectus.

  The following documents that we have filed with the SEC are incorporated herein by reference:

   (1) Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended;

   (2) Our Current Report on Form 8-K filed February 7, 2001;

   (3) Our Current Report on Form 8-K filed February 15, 2001;

   (4) Our Current Report on Form 8-K filed March 9, 2001;

   (5) Our Current Report on Form 8-K filed April 4, 2001;

   (6) Our Current Report on Form 8-K filed May 2, 2001;

   (7) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001;

   (8) Our Current Report on Form 8-K filed June 18, 2001;

   (9) Our Current Report on Form 8-K filed June 20, 2001;

  (10) Our Current Report on Form 8-K filed July 6, 2001;

  (11) Our Current Report on Form 8-K filed August 7, 2001;

  (12) Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001;

  (13) Our Current Report on Form 8-K filed September 4, 2001;

  (14) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

  (15) The description of our class A common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

  You may request a copy of these documents, at no cost, by writing to:

     MicroStrategy Incorporated
     1861 International Drive
     McLean, Virginia 22102
     Attention: Investor Relations
     Telephone: (703) 848-8600

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

  This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reasonably reflect our plans, intentions and expectations, we cannot guarantee that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements below (particularly under the heading "Risk Factors") that we believe could cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

                                   BUSINESS

  We are a leading worldwide provider of business intelligence software and related services that enable the transaction of one-to-one electronic business through web, wireless and voice communication channels. Our product line enables both proactive and interactive delivery of information from large-scale databases. Our objective is to provide businesses with a software platform to develop solutions that deliver insight and intelligence to their enterprises, customers and supply-chain partners.

  Our software platform enables users to query and analyze the most detailed, transaction-level databases, turning data into business intelligence. In addition to supporting internal enterprise users, the platform delivers critical business information beyond corporate boundaries to customers, partners and supply-chain constituencies through a broad range of communication channels such as the Internet, e-mail, telephone and wireless communication devices. Our platform is designed for developing business intelligence solutions that are personalized and proactive and that reach millions of users. We offer a comprehensive set of consulting, education and technical support services for our customers and partners.

  Our principal corporate offices are located in McLean, Virginia. We also maintain domestic sales offices throughout the United States and international sales offices throughout Europe, South America and the Asia-Pacific region. International sales accounted for 24.9%, 24.0% and 26.1% of our total revenues in 2000, 1999 and 1998, respectively.

  In July 1999, we launched a new business unit called Strategy.com, offering a hosted messaging platform enabling third party content providers to offer their customers highly personalized, timely information services through e-mail, telephone and wireless devices. In August 2001, Strategy.com became a wholly-owned subsidiary of MicroStrategy. In September 2001, MicroStrategy determined that it would significantly reduce operations at Strategy.com and eliminate Strategy.com's sales, marketing and research and development efforts.

  MicroStrategy's executive offices are located at 1861 International Drive, McLean, Virginia 22102, its telephone number is (703) 848-8600 and its website is located at http://www.microstrategy.com. MicroStrategy(R) is a registered trademark of MicroStrategy.

                                 RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our class A common stock could decline and you may lose all or part of your investment.

We have experienced losses in the past and expect future losses through at least the end of 2001

  We have not achieved profitability and have incurred significant operating losses in each of the last five years. We incurred net losses of $53.9 million in the six months ended June 30, 2001 and $261.3 million, $33.7 million and $2.3 million in the years ended December 31, 2000, 1999 and 1998, respectively. As of June 30, 2001, our accumulated deficit was $353.1 million. We expect our gross revenue to decline from the fiscal year ended December 31, 2000 to the fiscal year ending December 31, 2001. In connection with our April 2001 corporate restructuring and the additional Strategy.com restructurings in April and May 2001, we recorded restructuring and impairment charges in the second quarter of 2001 of $43.1 million.

  We expect that we will not achieve sufficient revenue to become profitable through at least the end of 2001. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenue grows more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.

Our quarterly operating results, revenues and expenses may fluctuate significantly, which could have an adverse effect on the market price of our stock

  For a number of reasons, including those described below, our operating results, revenues and expenses may vary significantly from quarter to quarter. These fluctuations could have an adverse effect on the market price of our class A common stock.

  Fluctuations in Quarterly Operating Results. Our quarterly operating results may fluctuate as a result of:

  .  the size, timing and execution of significant orders and shipments;

  . the mix of products and services of customer orders, which can affect whether we recognize revenue upon the signing and delivery of our software products or whether revenue must be recognized as work progresses or over the entire contract period;

  .  the timing of new product announcements;

  .  changes in our pricing policies or those of our competitors;

  . market acceptance of business intelligence software generally and of new and enhanced versions of our products in particular;

  .  the length of our sales cycles;

  .  changes in our operating expenses;

  .  personnel changes;

  .  our success in adding to our indirect distribution channels;

  . utilization of our consulting personnel, which can be affected by delays or deferrals of customer implementation of our software products and consulting, education and support services;

  .  changes in foreign currency exchange rates; and

  . seasonal factors, such as our traditionally lower pace of new sales in the summer.

  Limited Ability to Adjust Expenses. We base our operating expense budgets on expected revenue trends. Many of our expenses, such as office and equipment leases, are relatively fixed. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. Accordingly, any shortfall in revenue may cause significant variation in operating results in any quarter.

  Based on the above factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is possible that in one or more future quarters, our operating results may be below the expectations of public market analysts and investors. In that event, the trading price of our Class A common stock may fall.

We may lose sales, or sales may be delayed, due to the long sales and implementation cycles for our products, which would reduce our revenues

  To date, our customers have typically invested substantial time, money and other resources and involved many people in the decision to license our software products and purchase our consulting and other services. As a result, we may wait nine months or more after the first contact with a customer for that customer to place an order while they seek internal approval for the purchase of our products and/or services. During this long sales cycle, events may occur that affect the size or timing of the order or even cause it to be canceled. For example, our competitors may introduce new products, or the customer's own budget and purchasing priorities may change.

  Even after an order is placed, the time it takes to deploy our products and complete consulting engagements varies widely from one customer to the next. Implementing our product can sometimes last several months, depending on the customer's needs and may begin only with a pilot program. It may be difficult to deploy our products if the customer has complicated deployment requirements, which typically involve integrating databases, hardware and software from different vendors. If a customer hires a third party to deploy our products, we cannot be sure that our products will be deployed successfully.

Our employees, investors, customers, vendors and lenders may react adversely to the revision of our 1999, 1998 and 1997 revenues and operating results

  Our future success depends in large part on the support of our key employees, investors, customers, vendors and lenders, who may react adversely to the revision of our 1999, 1998 and 1997 revenues and operating results. The revision of our 1999, 1998 and 1997 revenues and operating results has resulted in substantial amounts of negative publicity about us and we believe that this publicity has caused some of our potential customers to defer purchases of our software or to do business with other vendors. We may not be able to retain key employees and customers if they lose confidence in us, and our vendors and lenders may reexamine their willingness to do business with us. In addition, investors may lose confidence, which may cause the trading price of our Class A common stock to decrease. If we lose the services of our key employees or are unable to retain and attract our existing and new customers, vendors and lenders, our business, operating results and financial condition could be materially and adversely affected.

Our recognition of deferred revenue is subject to future performance obligations and may not be representative of actual revenues for succeeding periods

  Our deferred revenue was approximately $70.5 million as of June 30, 2001. The timing and ultimate recognition of our deferred revenue depend on our performance of various service obligations. Because of the possibility of customer changes in development schedules, delays in implementation and development efforts and the need to satisfactorily perform product support services, deferred revenue at any particular date may not be representative of actual revenue for any succeeding period.

We may need additional financing which could be difficult to obtain

  We may require additional external financing through credit facilities, sale of additional debt or equity securities in MicroStrategy or by obtaining other financing facilities to support our operations, as we expect to incur operating losses through at least the third quarter of 2001 and possibly longer. Obtaining additional financing will be subject to a number of factors, including:

  .  market conditions;

  .  our operating performance; and

  .  investor sentiment.

  These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. If we are unable to raise capital needed to fund our operations, our business, operating results and financial condition may be materially and adversely affected.

We face litigation that could have a material adverse effect on our business, financial condition and results of operations

  We and certain of our directors and executive officers are named as defendants in a private securities class action lawsuit and a shareholder derivative lawsuit relating to the restatement of our 1999, 1998 and 1997 financial results. Although we have entered into agreements to settle such lawsuits and the settlements have received court approval, both settlements are subject to various closing conditions. If the agreed upon settlements are not consummated, it is possible that we may be required to pay substantial damages or settlement costs which could have a material adverse effect on our financial condition or results of operation. Regardless of the outcome of these matters, it is likely that we will incur substantial defense costs and that these actions may cause a diversion of management time and attention.

The issuance of class A common stock as part of the proposed settlement of class action litigation and the exercise of warrants or conversion of notes issued as part of the litigation settlement could result in a substantial number of additional shares of class A common stock being issued

  The agreements we entered into to settle the private securities class action lawsuit and the derivative suit relating to the restatement of our 1999, 1998 and 1997 financial results require us to issue to members of the class 2,777,778 shares of class A common stock. At the time of that issuance, some of our officers will tender to us for no consideration 1,683,502 shares of class A common stock for cancellation, resulting in a net issuance of 1,094,276 shares of class A common stock. In addition, the settlement agreements require the issuance of warrants to purchase 1,900,000 shares of class A common stock and five-year unsecured subordinated promissory notes having an aggregate principal amount of $80.5 million. We would have the option at any time prior to the expiration of the five-year term of the notes to convert the notes into a number of shares of class A common stock equal to the principal amount of the notes being converted divided by 80% of the dollar volume-weighted average trading price of the class A common stock over a ten-day period preceding our delivery of a notice of conversion, which could result in a substantial number of shares of class A common stock being issued. For example, if the conversion price of the notes were based on the dollar volume-weighted average trading price of the class A common stock during the 10 trading days ending August 31, 2001, we would be obligated to issue 36,924,166 shares of class A common stock if we elected to convert the notes. The issuance of a substantial number of shares of class A common stock as part of the litigation settlement and future exercises or conversions of securities issued in the litigation settlement may result in substantial dilution to the interests of holders of class A common stock and may result in downward pressure on the price of our class A common stock.

The conversion of the shares of our preferred stock could result in substantial numbers of additional shares of class A common stock being issued if our market price declines during periods in which the conversion price of the preferred stock may adjust

  On June 14, 2001, holders of our series A preferred stock exchanged 11,850 shares of series A preferred stock for cash and shares of our class A common stock, series B preferred stock, series C preferred stock, series D preferred stock and series E preferred stock. On September 10, 2001, we redeemed all 630 outstanding shares of series E preferred stock. The series B preferred stock, series C preferred stock and series D preferred stock are convertible into shares of our class A common stock at conversion prices currently equal to $12.50, $17.50 and $5.00 per share, respectively. The outstanding shares of series B preferred stock, series C preferred stock and series D preferred stock would currently convert into 7,492,200 shares of class A common stock, plus a number of shares reflecting accrued but unpaid dividends as of the conversion date. However, if the holders of the series B preferred stock and series C preferred stock do not convert their shares into shares of class A common stock prior to their maturity three years from the date of issuance, and if we do not redeem their outstanding shares of series B preferred stock and series C preferred stock at maturity, the conversion price for such shares will be reset to a price equal to 95% of the dollar volume-weighted average price of our class A common stock for the 30 trading days prior to the maturity date. If the market price at maturity of our class A common stock is less than the applicable conversion price, the number of shares of class A common stock that we could be required to issue upon conversion of the series B preferred stock and series C preferred stock would increase. For instance, if the market price of our class A common stock on the maturity date of our series B preferred stock and series C preferred stock were $2.47, the closing sale price of our class A common stock as of August 31, 2001, the holders of the series B preferred stock and series C preferred stock did not elect to convert any of their shares prior to the maturity date and we did not redeem such shares on the maturity date, we would be required to issue a total of 24,676,113 shares of our class A common stock upon conversion of such shares at maturity.

  After the exchange of shares of our series A preferred stock for shares of our class A common stock, series B preferred stock, series C preferred stock, series D preferred stock and series E preferred stock as described above, 650 shares of our series A preferred stock remain outstanding. We have the right to redeem 120 of such shares through December 11, 2001. As of August 31, 2001, shares of series A preferred stock are convertible into class A common stock at a conversion price equal to $3.08313 per share. If any shares of series A preferred stock remain outstanding on June 19, 2002, the conversion price may be adjusted based on the average of the dollar volume-weighted average price of our class A common stock during the ten trading days after that date and on each subsequent anniversary of that date, if such adjustment would result in a lower conversion price. The conversion price of the series A preferred stock may also be adjusted upon the occurrence of various events, including the failure to maintain the effectiveness of the registration statement to which these shares relate and the issuance of certain equity securities. As a result, the lower the price of our class A common stock at these intervals, the greater the number of shares the holder will receive upon conversion after any such adjustment.

  To the extent the shares of our preferred stock are converted or dividends on these shares are paid in shares of class A common stock rather than cash, a significant number of shares of class A common stock may be sold into the market, which could decrease the price of our class A common stock and encourage short sales. Short sales could place further downward pressure on the price of our class A common stock. In that case, we could be required to issue an increasingly greater number of shares of our class A common stock upon future conversions of the series A preferred stock, series B preferred stock and series C preferred stock as a result of the annual and other adjustments described above, sales of which could further depress the price of our class A common stock.

  The conversion of and the payment of dividends in shares of class A common stock in lieu of cash on the preferred stock may result in substantial dilution to the interests of other holders of our class A common stock. No holder may convert its preferred stock if upon such conversion the holder together with its affiliates would have acquired a number of shares of class A common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of class A common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding class A common stock, excluding for purposes of such determination shares of class A common stock issuable upon conversion of shares of preferred stock which have not been converted. Nevertheless, a holder may still sell a substantial number of shares in the market. By periodically selling shares into the market, an individual holder could eventually sell more than 9.99% of our outstanding class A common stock while never holding more than 9.99% at any specific time.

We may be required to pay substantial penalties to the holders of the preferred shares if specific events occur

  In accordance with the terms of the agreements relating to the issuance of our redeemable convertible preferred stock, we are required to pay substantial penalties to a holder of preferred stock under specified circumstances, including, among others:

  . nonpayment of dividends on the series A preferred stock, series B preferred stock and series C preferred stock in a timely manner;

  . failure to deliver shares of our class A common stock upon conversion of the preferred shares after a proper request;

  . nonpayment of the redemption price at maturity of any remaining series A preferred stock, series B preferred stock, and series C preferred stock; or

  . the unavailability of the registration statement relating to the shares of class A common stock issuable upon conversion of and in lieu of cash dividends on the preferred stock to cover the resale of such shares for more than brief intervals.

  These penalties are generally paid in the form of interest payments, subject to any restrictions imposed by applicable law. In the third quarter of 2000, we incurred $578,000 in penalties as a result of a 14-day delay in the filing of a registration statement registering the shares of class A common stock issuable upon conversion of and in lieu of dividends on the series A preferred stock.

We are currently unable to borrow additional amounts under our master equipment lease agreement

  We signed a three-year master lease agreement to lease up to $40.0 million of computer equipment in November 1999, of which we have leased approximately $17.8 million as of August 31, 2001. Future drawdowns and interest rates under the lease agreement are subject to our credit worthiness. Currently, we are not able to draw down additional amounts under the lease agreement.

We face intense competition, which may lead to lower prices for our products, reduced gross margins, loss of market share and reduced revenue

  The markets for business intelligence software, customer relationship management applications, portals and narrowcast messaging technologies are intensely competitive and subject to rapidly changing technology. In addition, many of our competitors in these markets are offering, or may soon offer, products and services that may compete with MicroStrategy products.

  MicroStrategy's most direct competitors provide:

  .  business intelligence software;

  .  online analytical processing, or OLAP, tools;

  .  query and reporting tools;

  .  web-based static reporting tools;

  .  information delivery and proactive reporting;

  .  analytical customer relationship management products;

  .  web traffic analysis applications; and

  .  marketing automation.

  Each of these markets are discussed more fully below.

  Business Intelligence Software. Makers of business intelligence software provides business intelligence capabilities designed for integration, customization and application development. Leading industry analysts classify companies such as Microsoft, Oracle, Hyperion, SAP and SAS to be leading providers of business intelligence software.

  OLAP Tools. Companies that build software to perform OLAP provide offerings competitive with the core MicroStrategy 7 platform. Whether web-based or client-server, these tools give end users the ability to query underlying data sources without having to hand code structured query language queries. Most OLAP tools allow users to build their own calculations and specify report layouts and other options. Additionally, OLAP tools provide users the ability to navigate throughout the underlying data in an easy, graphical mode, often referred to as drilling. Providers of OLAP tools include Cognos, Hyperion, Brio, IBM, Seagate and Microsoft.

  Query and Reporting Tools. Query and reporting tools allow large numbers of end users to gain access to pre-defined reports for simple analysis. Often the end users are able to specify some sort of run-time criteria that customizes the result set for that particular person. Some limited drilling' is also provided. Companies that produce query and reporting tools include Business Objects, Cognos, Oracle, Seagate and Brio.

  Web-based Static Reporting Tools. Companies that offer software to deliver pre-built reports for end-user viewing and consumption can also compete with MicroStrategy. These applications often lack the sophistication, robustness and scalability of MicroStrategy applications, but can be attractive for small, departmental applications. Vendors in this category include Actuate, Business Objects, Seagate, Microsoft, Computer Associates and SAS.

  Information Delivery and Proactive Reporting. Companies that focus on the proactive delivery of information, via e-mail, website, or other medium can compete with our offerings. Typically these tools serve to push out compiled reports on a scheduled basis to sets of users based on job type. Our software has this technology integrated into its core platforms. Vendors of such technology include Actuate, nQuire, Information Builders and Business Objects.

  Analytical Customer Relationship Management Products. Companies that deliver customer relationship management products alone or in conjunction with e-commerce applications, such as Broadbase, BroadVision, E.piphany and Vignette, compete with our analytical customer relationship management applications. In contrast with providers of operational customer relationship management vendors, such as Vantive and Oracle, analytical customer relationship management deals more with customer segmentation, analysis and interaction as opposed to infrastructure and call centers.

  Web Traffic Analysis Applications. Reporting and analysis tools can be specialized to analyze visitors to a company's website. Typically this involves extracting data from a web-log file and importing it into a usable format, often in a relational database. A set of analysis, sometimes customer-centric in nature, is performed, and limited ad-hoc reporting is permitted. Advanced applications in this space merge data from the web-logs with other customer centric attributes to help provide a complete view of the customer base. Vendors in this space include Accrue, Net.Genesis and WebTrends.

  Marketing Automation. Applications focused on the automation and execution of marketing tasks, such as campaign management and delivery, compete with our customer relationship management products and our Narrowcast Server platform. Leading vendors in this space include E.piphany, Xchange, Chordiant and Broadbase.

  Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, and greater name recognition than we do. In addition, many of our competitors have strong relationships with current and potential customers and extensive knowledge of the business intelligence industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Increased competition may lead to price cuts, reduced gross margins and loss of market share. We cannot be sure that we will be able to compete successfully against current and future competitors or that the competitive pressures we face will not have a material adverse effect on our business, operating results and financial condition.

  Current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others. By doing so, they may increase their ability to meet the needs of our potential customers. Our current or prospective indirect channel partners may establish cooperative relationships with our current or future competitors. These relationships may limit our ability to sell our products through specific distribution channels. Accordingly, new competitors or alliances among current and future competitors may emerge and rapidly gain significant market share. These developments could harm our ability to obtain maintenance revenues for new and existing product licenses on favorable terms.

If we are unable to recruit or retain skilled personnel, or if we lose the services of any of our key management personnel, our business, operating results and financial condition would be materially adversely affected

  Our future success depends on our continuing ability to attract, train, assimilate and retain highly skilled personnel. Competition for these employees is intense. We may not be able to retain our current key employees or attract, train, assimilate or retain other highly skilled personnel in the future. In the second and third quarters of 2001, we implemented corporate restructuring plans which included a reduction in our worldwide workforce of approximately one-third. These reductions in force could adversely impact our employee morale and our ability to attract and retain employees. Our future success also depends in large part on the continued service of key management personnel, particularly Michael J. Saylor, our Chairman and Chief Executive Officer, and Sanju K. Bansal, our Vice Chairman, Executive Vice President and Chief Operating Officer. If we lose the services of one or both of these individuals or other key personnel, or if we are unable to attract, train, assimilate and retain the highly skilled personnel we need, our business, operating results and financial condition could be materially adversely affected.

Our inability to develop and release product enhancements and new products to respond to rapid technological change in a timely and cost-effective manner would have a material adverse effect on our business, operating results and financial condition

  The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, changing customer demands and evolving industry standards. The introduction of products embodying new technologies can quickly make existing products obsolete and unmarketable. We believe that our future success depends largely on three factors:

  . our ability to continue to support a number of popular operating systems and databases;

  .  our ability to maintain and improve our current product line; and

  . our ability to rapidly develop new products that achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements.

  Business intelligence applications are inherently complex, and it can take a long time to develop and test major new products and product enhancements. In addition, customers may delay their purchasing decisions because they anticipate that new or enhanced versions of our products will soon become available. We cannot be sure that we will succeed in developing and marketing, on a timely and cost-effective basis, product enhancements or new products that respond to technological change, introductions of new competitive products or customer requirements, nor can we be sure that our new products and product enhancements will achieve market acceptance.

The emergence of new industry standards may adversely affect our ability to market our existing products

  The emergence of new industry standards in related fields may adversely affect the demand for our existing products. This could happen, for example, if new web standards and technologies emerged that were incompatible with customer deployments of our products. Although the core database component of our business intelligence solutions is compatible with nearly all enterprise server hardware and operating system combinations, such as OS/390, AS/400, Unix and Windows, our application server component runs only on the Windows NT operating system. Therefore, our ability to increase sales currently depends on the continued acceptance of the Windows NT operating system. We cannot market many of our current business intelligence products to potential customers who use Unix operating systems as their application server. We would have to invest substantial resources to develop a Unix product and we cannot be sure that we could introduce such a product on a timely or cost- effective basis, if at all.

If the market for business intelligence software fails to grow as we expect, or if businesses fail to adopt our products, our business, operating results and financial condition would be materially adversely affected

  Nearly all of our revenues to date have come from sales of business intelligence software and related technical support, consulting and education services. We expect these sales to account for a large portion of our revenues for the foreseeable future. Although demand for business intelligence software has grown in recent years, the market for business intelligence software applications is still emerging. Resistance from consumer and privacy groups to increased commercial collection and use of data on spending patterns and other personal behavior may impair the further growth of this market, as may other developments. We cannot be sure that this market will continue to grow or, even if it does grow, that businesses will adopt our solutions. We have spent, and intend to keep spending, considerable resources to educate potential customers about business intelligence software in general and our solutions in particular. However, we cannot be sure that these expenditures will help our products achieve any additional market acceptance. If the market fails to grow or grows more slowly than we currently expect, our business, operating results and financial condition would be materially adversely affected.

Because of the rights of our two classes of common stock, and because we are controlled by our existing stockholders, these stockholders could transfer control of MicroStrategy to a third party without anyone else's approval or prevent a third party from acquiring MicroStrategy

  We have two classes of common stock: class A common stock and class B common stock. Holders of our class A common stock generally have the same rights as holders of our class B common stock, except that holders of class A common stock have one vote per share while holders of class B common stock have ten votes per share. As of August 31, 2001, holders of our class B common stock owned or controlled 50,441,421 shares of class B common stock, or 92.4% of the total voting power. Michael J. Saylor, our Chairman and Chief Executive Officer, controlled 2,122,755 shares of class A common stock and 39,432,907 shares of class B common stock, or 72.6% of total voting power, as of August 31, 2001. Accordingly, Mr. Saylor is able to control MicroStrategy through his ability to determine the outcome of elections of our directors, amend our certificate of incorporation and bylaws and take other actions requiring the vote or consent of stockholders, including mergers, going private transactions and other extraordinary transactions and their terms.

  Our certificate of incorporation allows holders of class B common stock, almost all of whom are current employees or former employees of our company or related parties, to transfer shares of class B common stock, subject to the approval of stockholders possessing a majority of the outstanding class B common stock.

Mr. Saylor or a group of stockholders possessing a majority of the outstanding class B common stock could, without seeking anyone else's approval, transfer voting control of MicroStrategy to a third party. Such a transfer of control could have a material adverse effect on our business, operating results and financial condition. Mr. Saylor will also be able to prevent a change of control of MicroStrategy, regardless of whether holders of class A common stock might otherwise receive a premium for their shares over the then current market price.

We rely on our strategic channel partners and if we are unable to develop or maintain successful relationships with them, our business, operating results and financial condition will suffer

  In addition to our direct sales force, we rely on strategic channel partners, such as original equipment manufacturers, system integrators and value-added resellers, to license and support our products in the United States and internationally. In particular, for the six months ended June 30, 2001 and the years ended December 31, 2000, 1999 and 1998, channel partners accounted for, directly or indirectly, approximately 35.3%, 44.4%, 39.2% and 33.6% of our total product license revenues, respectively. Our channel partners generally offer customers the products of several different companies, including some products that compete with ours. Although we believe that direct sales will continue to account for a majority of product license revenues, we intend to increase the level of indirect sales activities through our strategic channel partners. However, we may not be successful in our efforts to continue to expand indirect sales in this manner. We may not be able to attract strategic partners who will market our products effectively and who will be qualified to provide timely and cost-effective customer support and service. Our ability to achieve revenue growth in the future will depend in part on our success in developing and maintaining successful relationships with those strategic partners. If we are unable to develop or maintain our relationships with these strategic partners, our business, operating results and financial condition will suffer.

We have only limited protection for our proprietary rights in our software, which makes it difficult to prevent third parties from infringing upon our rights

  We rely primarily on a combination of copyright, patent, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. However, these laws and contractual provisions provide only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing such unauthorized use is difficult, and we cannot be certain that we can prevent it, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States.

Our products may be susceptible to claims by other companies that our products infringe upon their proprietary rights, which could adversely affect our business, operating results and financial condition

  As the number of software products in our target markets increases and the functionality of these products further overlaps, we may become increasingly subject to claims by a third party that our technology infringes such party's proprietary rights. Regardless of their merit, any such claims could be time consuming and expensive to defend, may divert management's attention and resources, could cause product shipment delays and could require us to enter into costly royalty or licensing agreements. If successful, a claim of infringement against us and our inability to license the infringed or similar technology could have a material adverse effect on our business, operating results and financial condition.

Managing our international operations is complex and our failure to do so successfully or in a cost-effective manner would have a material adverse effect on our business, operating results and financial condition

  International sales accounted for 31.6%, 24.9%, 24.0% and 26.1% of our total revenues for the six months ended June 30, 2001 and the years ended December 31, 2000, 1999 and 1998, respectively. Our international operations require significant management attention and financial resources.

  There are certain risks inherent in our international business activities including:

  .  changes in foreign currency exchange rates;

  .  unexpected changes in regulatory requirements;

  .  tariffs and other trade barriers;

  .  costs of localizing products for foreign countries;

  .  lack of acceptance of localized products in foreign countries;

  .  longer accounts receivable payment cycles;

  .  difficulties in managing international operations;

  .  tax issues, including restrictions on repatriating earnings;

  .  weaker intellectual property protection in other countries; and

  .  the burden of complying with a wide variety of foreign laws.

  These factors may have a material adverse effect on our future international sales and, consequently, our business, operating results and financial condition.

The nature of our products makes them particularly vulnerable to undetected errors, or bugs, which could cause problems with how the products perform and which could in turn reduce demand for our products, reduce our revenue and lead to product liability claims against us

  Software products as complex as ours may contain errors or defects, especially when first or subsequent versions are released. Although we test our products extensively, we have in the past discovered software errors in new products after their introduction. Despite testing by us and by our current and potential customers, errors may be found in new products or releases after commercial shipments begin. This could result in lost revenue or delays in market acceptance, which could have a material adverse effect upon our business, operating results and financial condition.

  Our license agreements with customers typically contain provisions designed to limit our exposure to product liability claims. It is possible, however, that these provisions may not be effective under the laws of certain domestic or international jurisdictions. Although there have been no product liability claims against us to date, our license and support of products may involve the risk of these claims. A successful product liability claim against us could have a material adverse effect on our business, operating results and financial condition.

The price of our stock may be extremely volatile

  The market price for our class A common stock has historically been volatile and could fluctuate significantly for any of the following reasons:

  .  quarter-to-quarter variations in our operating results;

  .  developments or disputes concerning proprietary rights;

  .  technological innovations or new products;

  .  governmental regulatory action;

  .  general conditions in the software industry;

  .  increased price competition;

  .  changes in revenue or earnings estimates by analysts;

  . any change in the actual or expected amount of dilution attributable to issuances of additional shares of class A common stock upon conversion of our preferred stock or as a result of the litigation settlement; or

  .  other events or factors.

  Many of the above factors are beyond our control.

  The stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market price of many software companies, often without regard to their operating performance.

                                USE OF PROCEEDS

  We will not receive any proceeds from the sale of the shares by the selling stockholders.

  We will bear all costs, fees and expenses (excluding any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares) incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees and expenses of our accountants, and blue sky fees and expenses.

                             SELLING STOCKHOLDERS

  The shares of class A common stock being offered by the selling stockholders consist of shares of class A common stock issued to the selling stockholders in exchange for their shares of series A preferred stock of Strategy.com.

  We are registering the shares of class A common stock in order to permit the selling stockholders to offer these shares for resale from time to time.

  The table below lists the selling stockholders and other information regarding the beneficial ownership of the class A common stock by each of the selling stockholders as of September 14, 2001. The second column lists, for each selling stockholder, the number of shares of class A common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below. The third column lists each selling stockholder's portion of the 3,500,000 shares of class A common stock being offered by this prospectus.

                          Number of Shares                   Number of Shares    Percentage of
                             of Class A                         of Class A     Shares of Class A
                            Common Stock   Number of Shares    Common Stock      Common Stock
                            Beneficially   of Class A Common   Beneficially    Beneficially Owned
Name of Selling            Owned Prior to        Stock         Owned After      After Offering
Stockholder                Offering(1)(2)  Offered Hereby(2) Offering (1)(3)       (1)(3)(4)
---------------           ---------------- ----------------- ---------------- -------------------
Aether Capital, LLC(5)..       500,000           500,000                0               0%
New Venture Partners IV,
 L.P....................       162,162           162,162                0               0
Valhalla Capital
 L.P.(6)................        27,027            27,027                0               0
Snowdon Ltd. Partner-
 ship...................     1,621,622         1,621,622                0               0
David R. Wilmerding,
 III(7).................     2,005,975           540,541        1,465,434             3.5
Nancy Casey and Art
 Marks(6)...............       108,107           108,107                0               0
Jon C. Baker(7).........     2,005,975           540,541        1,465,434             3.5

--------
(1) Except as otherwise indicated, the number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Each selling stockholder has sole voting power and investment power with respect to all shares listed as owned by that selling stockholder. No selling stockholder owns any shares of the class B common stock of MicroStrategy.

(2) Includes 3,500,000 shares of our class A common stock issued to the selling stockholders in exchange for shares of series A preferred stock of Strategy.com held by the selling stockholders.
(3) We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.
(4) Calculated based on 41,811,213 shares of class A common stock outstanding as of September 14, 2001.
(5) Aether Systems, Inc. is the sole member of Aether Capital, LLC and consequently has voting control and investment discretion over securities held by Aether Capital, LLC.
(6) Nancy Casey is the managing member of Valhalla Capital L.P. and consequently has voting control and investment discretion over securities held by Valhalla Capital L.P. The ownership information for Nancy Casey and Art Marks does not include ownership information for Valhalla Capital, L.P.
(7) Information regarding the number of shares of class A common stock owned by Messrs. Wilmerding and Baker includes 1,465,434 shares of class A common stock beneficially owned by Nevis Capital Management, Inc. Messrs. Wilmerding and Baker each control 50% of Nevis Capital and consequently have voting control and investment discretion over securities held by Nevis Capital.

  Except for ownership of class A common stock of MicroStrategy and series A preferred stock of Strategy.com and the Memorandum of Understanding by and among the registrant, Strategy.com and Aether Systems, Inc. dated October 18, 2000, no selling stockholder has had a material relationship with MicroStrategy or any of its subsidiaries within the past three years. The Memorandum of Understanding was terminated by the parties as of August 28, 2001.

                             PLAN OF DISTRIBUTION

  We are registering shares of class A common stock issued to the selling stockholders in exchange for shares of series A preferred stock of Strategy.com to permit the resale of the shares of class A common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of class A common stock. We will bear all fees and expenses incident to our obligation to register the shares of class A common stock.

  The selling stockholders may sell all or a portion of the class A common stock beneficially owned by them and offered hereby from time to time directly through one or more underwriters, broker-dealers or agents. If the class A common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions. The class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

  . on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

  .  in the over-the-counter market,

  . in transactions otherwise than on these exchanges or services or in the over-the-counter market,

  . through the writing of options, whether such options are listed on an options exchange or otherwise, or

  .  through the settlement of short sales.

  In connection with sales of the class A common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the class A common stock in the course of hedging positions they assume. The selling stockholders may also sell shares of class A common stock short and deliver shares of class A common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholder may also loan or pledge shares of class A common stock to broker-dealers that in turn may sell such shares. If the selling stockholders effect such transactions by selling shares of class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

  The selling stockholders may pledge or grant a security interest in some or all of the shares of class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of class A common stock from time to time pursuant to the prospectus.

  The selling stockholders also may transfer and donate the shares of class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

  The selling stockholders and any broker-dealer participating in the distribution of the shares of class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer, may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of class A common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In addition, upon our being notified by a named selling shareholder that a donee or a pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

  Under the securities laws of some states, the shares of class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

  There can be no assurance that any selling stockholder will sell any or all of the shares of class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.

  The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of class A common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of class A common stock to engage in market-making activities with respect to the shares of class A common stock. All of the foregoing may affect the marketability of the shares of class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of class A common stock.

  We will pay all expenses of the registration of the shares of class A common stock pursuant to the registration rights agreement estimated to be $50,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related registration rights agreement or will be entitled to contribution.

  Once sold under the registration statement, of which this prospectus forms a part, the shares of class A common stock will be freely tradable in the hands of persons other than our affiliates.


                                 LEGAL MATTERS

  The validity of the shares of class A common stock offered by this prospectus has been passed upon by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

  The financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by MicroStrategy Incorporated. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

     Filing Fee--Securities and Exchange Commission................. $ 1,553.13

     Legal fees and expenses........................................ $25,000.00

     Accounting fees and expenses................................... $20,000.00

     Miscellaneous expenses......................................... $ 3,446.87
                                                                     ----------
       Total Expenses............................................... $50,000.00
                                                                     ==========

Item 15. Indemnification of Directors and Officers.

  Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. MicroStrategy has included such a provision in its Certificate of Incorporation.

  Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  MicroStrategy's certificate of incorporation provides that an officer or director of MicroStrategy will not be personally liable to MicroStrategy or its stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the Delaware General Corporation Law. The provision has no effect on any non-monetary remedies that may be available to MicroStrategy or its stockholders, nor does it relieve MicroStrategy or its officers or directors from compliance with federal or state securities laws. MicroStrategy's certificate of incorporation also generally provides that MicroStrategy shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of MicroStrategy, or is or was serving at the request of MicroStrategy as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by MicroStrategy if the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the MicroStrategy, or with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

  MicroStrategy has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16. Exhibits

   Exhibit
   Number  Description
   ------- -----------
     5.1*  Opinion of Hale and Dorr LLP.

    23.1   Consent of PricewaterhouseCoopers LLP.

    23.2* Consent of Hale and Dorr LLP (included in Exhibit 5.1 filed herewith).

    24.1   Power of Attorney (see the signature page to this Registration
            Statement).

--------
* To be filed by amendment.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on September 20, 2001.

                                          MicroStrategy Incorporated

                                                 /s/ Michael J. Saylor
                                          By: _________________________________
                                                     Michael J. Saylor
                                                  Chief Executive Officer

                       SIGNATURES AND POWER OF ATTORNEY

  We, the undersigned officers and directors of MicroStrategy Incorporated, hereby severally constitute and appoint Michael J. Saylor, Sanju K. Bansal, Eric F. Brown, Jonathan F. Klein and Thomas S. Ward and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below any and all pre-effective and post-effective amendments to this Registration Statement on Form S-3 filed herewith and generally to do all such things in our name and behalf in our capacities as officers and directors to enable MicroStrategy Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments to said Registration Statement.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ Michael J. Saylor            Chairman of the Board of   September 20, 2001
______________________________________  Directors and Chief
          Michael J. Saylor             Executive Officer
                                        (Principal Executive
                                        Officer)

        /s/ Eric F. Brown              President and Chief        September 20, 2001
______________________________________  Financial Officer
            Eric F. Brown               (Principal Financial and
                                        Accounting Officer)

       /s/ Sanju K. Bansal             Director                   September 20, 2001
______________________________________
           Sanju K. Bansal

       /s/ F. David Fowler             Director                   September 20, 2001
______________________________________
           F. David Fowler

       /s/ Frank A. Ingari             Director                   September 20, 2001
______________________________________
           Frank A. Ingari

     /s/ Jonathan J. Ledecky           Director                   September 20, 2001
______________________________________
         Jonathan J. Ledecky

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Stuart B. Ross             Director                   September 20, 2001
______________________________________
            Stuart B. Ross

       /s/ John W. Sidgmore            Director                   September 20, 2001
______________________________________
           John W. Sidgmore

      /s/ Ralph S. Terkowitz           Director                   September 20, 2001
______________________________________
          Ralph S. Terkowitz

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
   5.1*  Opinion of Hale and Dorr LLP.

  23.1   Consent of PricewaterhouseCoopers LLP.

  23.2*  Consent of Hale and Dorr LLP (included in Exhibit 5.1 filed herewith).

  24.1   Power of Attorney (see the signature page to this Registration
          Statement).

--------
* To be filed by amendment.